Exhibit (i)(1)

July 31, 2019 Value Line Small Cap Opportunities Fund, Inc. 7 Times Square, 21st Floor New York, NY 10036	Amy R. Doberman +1 212 295 6270 (t) +1 212 230 8888 (f) amy.doberman@wilmerhale.com

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 42 under the Investment Company Act of 1940, as amended), of Value Line Small Cap Opportunities Fund, Inc. (formerly, “Value Line Emerging Opportunities Fund, Inc.” and “Value Line Small-Cap Growth Fund, Inc.”), a Maryland Corporation (the “Fund”), and in connection therewith your registration of Investor Class and Institutional Class shares of capital stock, with a par value of $.001 each, of the Fund (collectively, the “Shares”).

We have examined and relied upon originals, or copies certified to our satisfaction, of such company records, documents, certificates, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Fund of the consideration therefor as set forth in the Amendment and that the number of shares issued does not exceed the number authorized, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters governed by any laws other than the Title 2 of the Maryland Code: Corporations and Associations. We consent to the filing of this opinion solely in connection with the Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Amy R. Doberman
Amy R. Doberman, a partner